Exhibit 10.3

CELERA CORPORATION 2008 STOCK INCENTIVE PLAN

FORM OF RESTRICTED STOCK UNIT AWARD AGREEMENT

(TIME-BASED VESTING)

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) evidences the agreement between Celera Corporation, a Delaware corporation (the “Company”), and [EMPLOYEE NAME], an employee of the Company or one of its subsidiaries (“you”), effective as of [GRANT DATE], [Month, Day, Year]. This Agreement is subject to the terms and conditions contained herein and your acceptance hereof on or before [DATE]. If you do not accept this Agreement on or before [DATE] you will forfeit all Units (as defined below) granted hereunder and this Agreement will be void and no longer effective.

1. Grant of Restricted Stock Units. The Company hereby grants to you [NUMBER OF SHARES] Restricted Stock Units (each a “Unit”). Upon vesting, each Unit entitles you to receive one share of Celera Corporation Common Stock, par value $.01 per share (the “Celera Shares”), under the terms of the Celera Corporation 2008 Stock Incentive Plan, as amended (the “Plan”). Each Unit will remain subject to forfeiture unless and until such Unit has vested in accordance with the Plan and this Agreement, and will remain restricted as to transferability until such Unit is settled.

2. Vesting and Settlement. Subject to your continued employment with the Company or one of its subsidiaries, [XX% of the Units will vest on each of XX]; provided, however, that only whole Units shall vest, and if by applying the foregoing vesting provisions a fractional Unit would vest, such fractional Unit shall not vest until the following vesting date, with full vesting in all Units on the last vesting date. Upon vesting, the Company shall issue to you in book form whole numbers of Celera Shares equal to the whole number of Units vested, unless you request the shares be issued in certificate form.

3. Termination of Employment. If your employment with the Company or a subsidiary is terminated by you or the Company for any reason other than death or total and permanent disability prior to the vesting of all or a portion of the Units, the Units which have not vested will be forfeited and will revert back to the Company without payment to you of any consideration.

4. Stockholder Rights. Prior to the time that your Units vest and the Company has issued Celera Shares relating to such Units, you will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Celera Shares deliverable with respect to such Units.

5. Non-Transferability. Prior to the time that your Units vest and the Company has issued Celera Shares relating to such Units, none of the Units (or Celera Shares subject to the Units) may be sold, assigned, bequeathed, transferred, pledged, hypothecated, or otherwise disposed of in any way.

6. Death, Disability and Change of Control. Subject to the terms of the Plan, all outstanding Units will be deemed vested (without regard to the vesting dates) upon (i) your death, (ii) your total and permanent disability, or (iii) the occurrence of any of the events set forth in Section 11 of the Plan.

7. No Right to Continued Employment. Neither the Units nor this Agreement confer upon you any right to continue to be an employee of the Company or any of its subsidiaries or interferes in any way with the right of the Company or any of its subsidiaries to terminate your employment at any time. As described in Section 3 above, any unvested Units will terminate upon the termination of your employment for any reason other than death or total and permanent disability. The Units will not be reinstated if you are subsequently reinstated as an employee of the Company or any subsidiary.

8. No Right to Future Benefits. The Plan and the benefits offered under the Plan are provided by the Company on an entirely discretionary basis, and the Plan creates no vested rights in participants. Neither the Units nor this Agreement confer upon you any benefit other than as specifically set forth in this Agreement and the Plan. You understand and agree that the benefits offered under the Units and the Plan are not part of your salary and that receipt of the Units does not entitle you to any future benefits under the Plan or any other plan or program of the Company. The award of Units is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.

9. Compliance with Law. No Celera Shares will be delivered to you upon the vesting of the Units unless counsel for the Company is satisfied that such delivery will be in compliance with all applicable laws.

10. Entire Agreement. This Agreement and the Plan contain the entire agreement between you and the Company regarding the Units and supersede all contemporaneous or prior arrangements or understandings with respect thereto.

11. Terms of Plan Govern. This Agreement and the terms of the Units will be governed by the terms of the Plan which is hereby incorporated by reference in this Agreement. In the event of any ambiguity in this Agreement or any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan will govern. By your acceptance of this Agreement, you acknowledge receipt of the Plan and agree to be bound by all of the terms of the Plan. Defined terms used but not otherwise defined herein shall have the meaning set forth in the Plan.

12. Amendments. The Units or the Plan may, subject to certain exceptions, be amended by the Compensation Committee of the Board of Directors at any time in any manner. However, no amendment of the Units or the Plan will adversely affect in any material manner any of your rights under the Units without your consent.

13. Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware.

14. Withholding. By acceptance of this Agreement, you agree that the Company will automatically withhold a number of Celera Shares otherwise deliverable under this Agreement, or Units corresponding to that number of shares, with a fair market value equal to any applicable tax, social insurance and social security withholding obligations arising in connection with the Units or your participation in the Plan. Alternatively, you may elect to satisfy such withholding obligations by: (a) paying the Company or your employer, as the case may be, an amount sufficient to satisfy any applicable tax, social insurance and social security withholding obligations; (b) deducting from your salary or any other cash payments due to you a sum equal to any applicable tax, social insurance and social security withholding obligations; or (c) any combination of the foregoing (including withholding in Celera Shares and/or Units) provided, such election is made during a period in which you are allowed to trade in Celera Shares under the Company’s insider trading policy.

15. Data Privacy. By your acceptance of this Agreement, you consent to the collection, use, processing and transfer of personal data as described in this paragraph. You understand that the Company and its subsidiaries hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number, social insurance number or other employee identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, purchased, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”). You further understand that the Company and/or its subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and that the Company and/or any of its subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. You understand that these recipients may be located in the United States and elsewhere. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of stock acquired pursuant to the Plan. You understand and further authorize the Company and/or any of its subsidiaries to keep Data in your personnel file. You also understand that you may, at any time, review Data, require any necessary amendments to Data or withdraw the consents herein in writing by contacting the Company. You further understand that withdrawing your consent may affect your ability to participate in the Plan.

IN WITNESS WHEREOF, this Agreement has been duly authorized by the Company, subject to your acceptance as provide above, as of the day and year first written above.

CELERA CORPORATION

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